Exhibit 99.2
Double Eagle Petroleum Company — P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR RELEASE AT 6 AM

Date: September 13, 2006
Double Eagle Reports Spudding at Christmas Meadows,
Testing at South Fillmore, and Casing and Perforation at
Cow Creek Unit Deep #2
Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today on progress at the Christmas Meadows Prospect (Table Top Unit #1 well), the South Fillmore Prospect, the Cow Creek Unit Deep #2 well, and the Madden Unit participation.
At the Christmas Meadows Prospect, the Table Top Unit #1 well began drilling on September 9, 2006 at 235 feet, at the base of the conductor pipe that was set last summer. This prospect has been on hold since 1982 due to regulatory hurdles, because it is near the High Uinta Mountain Wilderness Area. First Amoco, then Chevron and now Double Eagle have fought to be able to drill this well. Finally we have a rig drilling this wildcat well to be drilled to 15,750 feet to test the Dakota and Frontier formations on a seismically-defined anticline. The test is scheduled to take 100 days to drill. Double Eagle has 24.89% working interest and is operating. After payout, Double Eagle’s working interest would increase to 30.30%.
At the South Fillmore Prospect, the PH State 1-16 well was flowed back after our fracture stimulation. Daily rates as of August 21, 2006 were 900 mcf, 60 barrels of oil, and 444 barrels of water on a 32/64 inch choke with casing pressure of 1,000 psi and flowing tubing pressure of 200 psi. Since the well began flowing back on August 16, the gas volumes have continued to climb and the water rates have declined. Double Eagle is preparing to drill an offset well, one-half mile to the east. Additional wells will be staked in the next thirty days. We believe that our completion technique has been successful and we intend to proceed to develop the 3,840 acres of our leases and the 1,280 acres we have farmed-in in the area. Production equipment is being assembled on location to conduct a two week test of the well, which should begin this week. Double Eagle has 100% working interest in the PH State 1-16. Our working interest in the first offset well will be 100% before payout and 60% after payout.
At the Cow Creek Unit Deep #2 well, we drilled to 9,922 feet and have cased the well through the porous section of the Nugget Sandstone. We plan to perforate the top of the Nugget this week. Double Eagle has a before-payout working interest of 84% in the Cow Creek Unit Deep #2 well. After payout, Double Eagle’s working interest would drop to 70.4%.
At Madden Unit, Double Eagle received notice that we will be offered participation in the Fourth Revision Sour Gas Paleozoic Interval Participating Area “A” and ownership in the Lost Cabin Gas Plant at an interest of 0.349204%. It appears that the interest would have an effective date of February 2002 and would mean approximately 1 million cubic feet of gas per day to Double

Eagle at the current production rates. It is not yet clear how we would recoup the gas owed to our interest from production occurring from February 2002 to today. This needs to be resolved. If we purchase this interest, for which we would be required to pay approximately $3.5 million, we would have a .349204% working interest in the currently drilling 10-5 Big Horn well, if that well is successful. This well is a 24,750 foot Madison development well. The seven Madison wells producing at Madden Anticline produce an average of forty million cubic feet of gas per day per well.
Stephen H. Hollis, CEO of Double Eagle commented: “The commencement of drilling at Christmas Meadows is a milestone for Double Eagle. Our tenacity has paid off. We are extremely pleased to commence drilling. In addition to this exciting wildcat, we have what we believe to be the potential of a developing field at South Fillmore, and we will test the deep beds at Cow Creek within the next two weeks. Pinedale continues to amaze us with good development wells. Madden is just a good example of what will continue to happen on our more than 200,000 net acres in the Rocky Mountains.”
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah as well as the Cow Creek Unit Deep and South Fillmore prospects in Wyoming.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.
Company Contact:
Steve Hollis, President
(307) 237-9330